UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 16, 2013

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53473	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2007 Enterprise Avenue

League City, Texas 77573

(Address of principal executive offices)

Telephone – (281) 538-5938

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 16, 2013, we entered into a Development Agreement (the “Agreement”) with Ring Energy, Inc. (“Ring”) to develop Ring’s existing Kansas leasehold, consisting of approximately 17,000 acres in Gray, Haskell and Finney counties.

Pursuant to the Agreement, Ring will operate the Kansas leasehold acreage.  In consideration of entering into the Agreement, we will pay 100% of all drilling and completion costs until an amount equal to Ring’s total costs related to the Kansas leases has been met (approximately $6.2 million).  After we have matched Ring’s total costs related to the Kansas leases, we and Ring will equally share all drilling and development costs related to the continued ongoing development of the leases.  We and Ring will share equally in any production and revenue in connection with the development of the Kansas leasehold acreage from the commencement of the first well pursuant to the terms of the Agreement.

Ring is expected to drill an estimated ten vertical wells pursuant to this Agreement.

The foregoing description is a summary only and qualified by and subject to the actual terms and conditions of the Joint Development Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2013, Kenneth I. Danneberg’s term as a director ended.  For personal reasons, he chose not to stand for re-election to the Board of Directors at our Annual Meeting of Stockholders held on that date.

Item 5.07  Submission of Matters to a Vote of Security Holders.

On October 17, 2013, we held our Annual Meeting of Stockholders for the following purposes:

(1) To elect nominees to our Board of Directors, including Thomas Lapinski, John Brda, Wayne Turner and Willard G. McAndrew III;

(2) To ratify the appointment of Calvetti, Ferguson & Wagner, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3) To approve a non-binding advisory resolution on executive compensation;

(4) To vote on whether the advisory votes on executive compensation should occur every one, two or three years; and

(5) To transact such other business as may properly come before the meeting.

Based on the votes received in person and by proxy, all of the above named nominees to the Board were elected, the appointment of Calvetti, Ferguson & Wagner, P.C. was ratified, the non-binding advisory resolution on executive compensation was approved and the stockholders voted to have the advisory votes on executive compensation occur every three years.  There were no other matters presented for action at the Annual Meeting.  The exact results of the stockholder vote are as follows:

Total Shares of Common Stock Outstanding as of the Record Date, September 9, 2013:	13,779,815

Total Voting Shares of Common Stock Present Either by Proxy or in Person:	11,109,140

Item 1:

Election of Directors

	FOR	WITHHELD
Thomas Lapinski	9,024,773	-0-
John A. Brda	9,000,991	23,782
Wayne Turner	8,393,063	631,710
Willard G. McAndrew III	9,000,661	24,112

Additionally, there was a total of 2,077,367 broker non-votes for the election of directors.

Item 2:

Ratification of appointment of Calvetti, Ferguson & Wagner, P.C. as the independent registered public accounting firm for the fiscal year ending December 31, 2013

Votes for:	11,048,560
Votes against:	50,580
Votes abstained:	10,000

Item 3:

Approval of a non-binding advisory resolution on executive compensation

Votes for:	9,000,340
Votes against:	15,151
Votes abstained:	16,282

Additionally, there was a total of 2,077,367 broker non-votes for approval of the non-binding advisory resolution on executive compensation.

Item 4:

Approval of whether the advisory votes on executive compensation should occur every one, two or three years

Three years:	7,662,823
Two years:	1,108,229
One year:	178,439
Votes abstained:	82,282

Additionally, there was a total of 2,077,367 broker non-votes for approval of whether the advisory votes on executive compensation should occur every one, two or three years.

Item 9.01  Financial Statements and Exhibits.

10.1

Development Agreement between Ring Energy, Inc. and Torchlight Energy Resources, Inc.

99.1

Press Release dated October 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: October 22, 2013	By: /s/ John A. Brda
John A. Brda
President

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